Exhibit 99.1

INVESTOR RELATIONS:
John Merriwether, 866-248-3872
InvestorRelations@amctheatres.com

MEDIA CONTACTS:
Ryan Noonan, (913) 213-2183
rnoonan@amctheatres.com

FOR IMMEDIATE RELEASE

AMC ENTERTAINMENT PRAISES WANDA’S NEAR DECADE LONG

OWNERSHIP OF INDUSTRY LEADING MOVIE THEATRE COMPANY

LEAWOOD, KANSAS - (May 21, 2021) -- AMC Entertainment, the world’s largest operator of movie theatres, announced today that its heretofore largest shareholder, the Wanda Group, has sold this week most of its remaining shares in the movie theatre company. The shares were all sold through normal open market trading to a widely dispersed array of buyers on the New York Stock Exchange.

Wanda acquired all of AMC in 2012, and took the Company public through a 2013 IPO while still retaining a majority of AMC’s total outstanding shares.

At last count, AMC had more than 3 million individual shareholders, with no single entity having an ownership stake above 10%.

Commenting on this development, AMC CEO and President Adam Aron said, “Wanda has been a terrific shareholder of AMC for almost a decade. Under their ownership, AMC became the biggest movie theater operator in the world. Importantly, Wanda also has supported our reinvesting billions of dollars to upgrade and enhance our network of theatres for the benefit of moviegoers throughout the United States, Europe and the Middle East. I salute Wanda for the immensely constructive role they played in building our company, and want to express my sincerest appreciation and affection for their wise counsel and friendship.”

The U.S., Europe and China are the three largest movie markets in the world. Wanda Film Group owns the largest movie theatre circuit in China, with additional theatres throughout Australia, and also makes Chinese-language films. AMC is the largest movie theatre circuit in the United States and the largest movie theatre circuit across Europe, with additional theatres in the Middle East. Even after the stock sale, Wanda Film Group and AMC will enter into a long term strategy and cooperation agreement, which will facilitate efficiencies through global purchasing efforts and the sharing of best practices. Some of the films made by Wanda will also be shown at select AMC Theatres. This continuing communication between the two companies should create a win-win situation for both Wanda Film Group and for AMC in the cinema and film industries.

Consistent with the sale of most their remaining AMC shares, both Lincoln Zhang and John Zeng expect to resign their seats on the AMC Board of Directors sometime within the next thirty days.

About AMC Entertainment Holdings, Inc.

AMC is the largest movie exhibition company in the United States, the largest in Europe and the largest throughout the world with approximately 950 theatres and 10,500 screens across the globe. AMC has propelled innovation in the exhibition industry by: deploying its Signature power-recliner seats; delivering enhanced food and beverage choices; generating greater guest engagement through its loyalty and subscription programs, web site and mobile apps; offering premium large format experiences and playing a wide variety of content including the latest Hollywood releases and independent programming. For more information, visit www.amctheatres.com.

###

Source: AMC Entertainment Holdings